Exhibit 99.1

SkyTerra Communications, Inc.	Contact:
19 West 44th Street, Suite 507	Robert Lewis
New York, New York 10036	Senior Vice President and General Counsel
212-730-7540
info@skyterracom.com

SkyTerra Communications Announces Proposed Rights Offering

Proceeds To Redeem Preferred Stock

New York, NY, May 8, 2006, SkyTerra Communications, Inc. (OTCBB: SKYT) announced today that it expects to conduct a rights offering to its stockholders in order to raise approximately $120 million to redeem all of its outstanding Series A Preferred Stock at its liquidation preference.  The redemption of the preferred stock is a condition to a transaction to consolidate control and majority ownership of the MSV Joint Venture into SkyTerra which was also announced today.

In the proposed rights offering, all holders of SkyTerra voting and non-voting common stock will receive one non-transferable right to purchase approximately 0.37 additional shares of common stock of the Company for each share held as of a record date to be established and announced at a later date.  The price at which the additional shares may be purchased will be $18.00 per share.  All stockholders who fully exercise their basic subscription rights will also have an over-subscription right to acquire any shares which are not purchased by other stockholders, subject to a pro rata limitation in the event the rights offering is oversubscribed.  The rights offering is expected to commence promptly following the effectiveness of a registration statement to be filed with the Securities and Exchange Commission.

The cash proceeds from the rights offering will be used to redeem the Series A Preferred Stock.  In addition, the holders of preferred stock have agreed to backstop the rights offering by exchanging for common stock any shares of preferred stock that are not redeemed with cash. This exchange will be at the subscription price in the rights offering.

*    *    *

A registration statement relating to the securities mentioned in this press release will be filed with the Securities and Exchange Commission.  The securities mentioned in the press release may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the securities mentioned in the press release in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.